Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Acquires Ross Smith Energy Group

Expands Research Platform with Data-Driven Analysis of the Oil and Gas Sector

NEW YORK, June 7, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that it has acquired Ross Smith Energy Group Ltd. (“RSEG”), a Calgary-based independent provider of research on the oil and gas industry.  Going forward, RSEG will be rebranded as ITG Investment Research and the research offering will be an integrated part of the ITG platform.

RSEG provides detailed technical and financial analysis of North American resource plays, public and private corporations, as well as coverage of international and macroeconomic energy issues, for more than 200 clients in North America and Europe, including more than 60 equity fund managers who are new clients for ITG.  RSEG’s team of approximately 40 staff includes professional engineers, technologists and financial analysts.  With the addition of RSEG, ITG Investment Research will provide differentiated views into the exploration and production activities of North American and international energy companies.

“This acquisition marks a significant expansion for the ITG Investment Research platform,” said Bob Gasser, CEO and President of ITG.  “With the addition of energy sector coverage, ITG is even better positioned to offer alpha-generating insights to our clients and to work towards our goal of being a leading partner in both research and execution on a global scale.”

Jim Jarrell, President of Ross Smith Energy Group, said, “ITG’s focus on providing differentiated research and building relationships within the institutional investment community make it a natural fit for us.  We share a vision.  My colleagues and I are excited about bringing the ITG platform to our existing clients and our collective expertise and service to a broader set of investors.”

Transaction Details:

RSEG, a privately held firm, was founded in Calgary, Alberta in 1998.  RSEG revenues for the trailing twelve months ending in April 2011 were approximately US$15 million.  Adjusted pre-tax margins, excluding non-operating expenses which will not continue beyond the acquisition, were approximately 25% for the trailing twelve months.

The purchase price for RSEG was US$38.5 million in cash.  The transaction is not expected to add materially to earnings in 2011 due to one-time acquisition and integration charges, however, ITG estimates the transaction will add $0.08 to $0.10 per diluted share of earnings in 2012.  In addition, the structure of the transaction is expected to result in a 15-year tax benefit to ITG’s cash flow with an estimated present value of US$7 million.  ITG management will discuss the transaction in more detail during the Second Quarter 2011 earnings call on August 4th.

In reliance upon New York Stock Exchange Rule 303A.08, ITG granted inducement awards pursuant to which an aggregate of 362,951 time-vesting stock units (“RSUs”) were awarded to 15 employees on June 3, 2011.  Each of these employees was previously an employee of RSEG who joined ITG as a result of the acquisition.  The RSUs vest over a three-year period.

ITG also announced that it entered into a $25.5 million, four-year term loan secured by certain fixed assets to help preserve its balance sheet flexibility following the acquisition.

For more information about RSEG and the expanded ITG Investment Research platform, visit www.itg.com.

About ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2010 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

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